Exhibit 99.1

FOR RELEASE
April 19, 2012

Contacts: Rob Stewart	Media Contact: Adam Handelsman
Investor Relations	Managing Director
Tel (949) 480-8300	Lippert/Heilshorn & Associates
Fax (949) 480-8301	(212) 201-6622
ahandelsman@lhai.com

ACACIA RESEARCH REPORTS
RECORD FIRST QUARTER FINANCIAL RESULTS

Newport Beach, Calif. – (BUSINESS WIRE) – April 19, 2012 – Acacia Research Corporation(1) (Nasdaq: ACTG) today reported results for the three months ended March 31, 2012.

•	Revenues in the first quarter of 2012 were $99,040,000, as compared to $61,130,000 in the prior year quarter.
•	GAAP net income in the first quarter of 2012 was $50,101,000, or $1.09 per diluted share, as compared to GAAP net income of $12,353,000, or $0.34 per diluted share for the prior year quarter.
•
Non-GAAP net income in the first quarter of 2012 was $67,928,000, or $1.48 per diluted share, as compared to $19,026,000, or $0.52 per diluted share for the prior year quarter. See below for information regarding non-GAAP measures.

•	Trailing twelve-month revenues as of the end of the first quarter of 2012 increased to $222,617,000, as compared to $153,187,000 as of the end of the prior year quarter.

Consolidated Financial Results
Overview

Financial highlights and operating activities during the periods presented included the following:

	Three Months Ended March 31,
	2012	2011

Revenues (in thousands)	$99,040	$61,130
Net income (in thousands)	$50,101	$12,353
Non-GAAP net income (in thousands)	$67,928	$19,026
Diluted earnings per share	$1.09	$0.34
Pro forma non-GAAP net earnings per common share - diluted	$1.48	$0.52
New revenue agreements	40	35
Licensing programs generating revenues	32	32
Licensing programs with initial revenues	6	8
New patent portfolios	5	8

As of March 31, 2012, trailing twelve-month revenues were as follows (in thousands):

As of Date:	Trailing Twelve-Month Revenues and Other Operating Income	% Change
March 31, 2012	$222,617	21%
December 31, 2011	184,707	4%
September 30, 2011	177,014	-1%
June 30, 2011	177,927	16%
March 31, 2011	153,187	-

As of March 31, 2012, on a consolidated basis, we have generated revenues from 118 technology licensing and enforcement programs, as compared to 99 programs as of March 31, 2011.

Summary Financial Results
For the Three Months Ended March 31, 2012 and 2011

Revenues (in thousands):

	Three Months Ended March 31,
	2012	2011
Revenues	$99,040	$61,130

Revenues in the first quarter of 2012 increased $37,910,000, or 62%, to $99,040,000, as compared to $61,130,000 in the prior year quarter.

Cost of Revenues (in thousands):

	Three Months Ended March 31,
	2012	2011
Inventor royalties	$7,594	$13,089
Contingent legal fees	3,748	9,367

First quarter 2012 inventor royalties and contingent legal fees, on a combined basis, as a percentage of total revenues, decreased to 11%, as compared to 37% in the prior year quarter.   The decrease was primarily due to a higher percentage of revenues recognized during the three months ended March 31, 2012 having no corresponding inventor royalty or contingent legal fee obligations, as compared to the revenues recognized in the prior year quarter.

The economic terms of the inventor agreements and contingent legal fee arrangements, if any, including royalty rates, contingent fee rates and other terms, vary across the patent portfolios owned or controlled by our operating subsidiaries.  These expenses fluctuate period to period, based on the amount of revenues recognized each period, the terms and conditions of revenue agreements executed each period and the mix of specific patent portfolios with varying economic terms generating revenues each period.

	Three Months Ended March 31,
	2012	2011
Litigation and licensing expenses - patents	$3,259	$3,534

Litigation and licensing expenses-patents in the first quarter of 2012 remained relatively flat, as compared to the prior year period.  We expect patent-related legal expenses to continue to fluctuate period to period in connection with our current and future patent acquisition, development, licensing and enforcement activities.

	Three Months Ended March 31,
	2012	2011
Amortization of patents	$5,126	$3,772

First quarter 2012 non-cash patent amortization charges increased due primarily to amortization expense related to new patent portfolios acquired during the first quarter of 2012, including amortization related to the patents acquired in connection with our acquisition of ADAPTIX, Inc. during the first quarter of 2012. The increase was partially offset by a decrease in accelerated patent amortization related to recoupable up-front patent portfolio acquisition costs recovered pursuant to the provisions of the underlying inventor agreements in the first quarter of 2012, as compared to the prior year period.

Other Operating Expenses (in thousands):

	Three Months Ended March 31,
	2012	2011
Marketing, general and administrative expenses	$8,608	$7,084
Non-cash stock compensation expense - MG&A	5,090	2,901
Total marketing, general and administrative expenses	$13,698	$9,985

First quarter 2012 marketing, general and administrative expenses increased due to an increase in non-cash stock compensation charges resulting from an increase in the average grant date fair value of restricted shares expensed during the first quarter of 2012 as compared to the prior year quarter, a net increase in licensing, business development, engineering and other personnel since the end of the prior year period and an increase in variable performance-based compensation costs.

	Three Months Ended March 31,
	2012	2011
Research, consulting and other expenses - business development	$1,098	$708

First quarter 2012 research, consulting and other business development expenses increased due to an increase in business development related activities.

Provision for Income Taxes:

	Three Months Ended March 31,
	2012	2011
Provision for income taxes (in thousands)	$14,747	$7,148
Effective tax rate	23%	35%

Tax expense for the first quarter of 2012, as compared to the prior year quarter, included the impact of the following:

•
An increase in foreign withholding taxes, totaling $4,438,000, withheld by the applicable foreign tax authority on revenue agreements executed with third party licensees domiciled in certain foreign jurisdictions.  The first quarter 2012 tax provision contemplates utilization of the $11.8 million in foreign taxes withheld in the first quarter of 2011 as a credit against income tax expense calculated for financial statement purposes.  First quarter 2011 tax expense primarily relates to foreign taxes withheld as described above.

•
For financial reporting purposes, tax expense is calculated without the excess tax benefit related to the exercise and vesting of equity-based incentive awards.  Under U.S. generally accepted accounting principles, if a deduction reported on a tax return for an equity-based incentive award exceeds the cumulative compensation cost for those instruments recognized for financial reporting purposes, any resulting realized tax benefit that exceeds the previously calculated and recognized compensation expense for those instruments is considered an excess tax benefit, and is recognized as a credit to additional paid-in capital, as the expense does not reflect cash taxes payable.  The deductions related to the exercise and vesting of equity-based incentive awards is available to offset taxable income on our consolidated tax returns.  Accordingly, the noncash tax expense calculated without the excess benefit, totaling approximately $7.6 million was credited to additional paid-in capital, not taxes payable.

•
As of December 31, 2011, we maintained a full valuation allowance against our net deferred tax assets. The net deferred tax liability resulting from the acquisition of ADAPTIX, Inc. created an additional source of income to utilize against our existing consolidated net deferred tax assets.  Accordingly, the valuation allowance on the majority of our net deferred tax assets was released, resulting in a first quarter 2012 financial statement income tax benefit of approximately $10.2 million, which decreased the net deferred tax liability established in connection with the acquisition method of accounting for the ADAPTIX, Inc. acquisition.

•	As of March 31, 2012, taxes paid or payable totaled approximately $12.1 million, primarily comprised of foreign withholding taxes as described above, and other state related taxes payable.

Financial Condition (in thousands)

Summary Balance Sheet Information:

	March 31,	December 31,
	2012	2011
Cash & cash equivalents and investments	$451,639	$323,286
Accounts receivable	1,280	2,915
Total assets	663,593	352,877
Accounts payable and accrued expenses	8,336	6,625
Royalties and contingent legal fees payable	14,095	23,508
Total liabilities	55,436	30,765

Summary Cash Flow Information:

	Three Months Ended March 31,
	2012	2011
Net cash provided by (used in):
Operating activities	$48,952	$36,452
Investing activities	(276,886)	(704)
Financing activities	228,699	175,348
Increase in cash and cash equivalents	$765	$211,096

Patent related acquisition costs in the first quarter of 2012 totaled $152,100,000 (including the $150,000,000 purchase of ADAPTIX, Inc., net of cash acquired), as compared to $680,000 during the comparable 2011 period.

In February 2012, Acacia raised gross proceeds of $225,000,000 through the sale of 6.12 million shares of our common stock at a price of $36.75 per share in a non-registered direct offering with certain institutional accredited investors. Net proceeds, net of placement agent fees and estimated offering expenses totaled approximately $219,084,000. We intend to use the net proceeds of this private placement to finance pending and future acquisitions of patents and patent royalties and other patent licensing vehicles and companies with patent assets, and for working capital and general corporate purposes.

Refer to the section below entitled “Summary Financial Information” for additional summary consolidated balance sheet, income statement and cash flow information as of and for the applicable periods presented.

INFORMATION ABOUT NON-GAAP FINANCIAL MEASURES

As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.  To supplement our consolidated financial statements prepared and presented in accordance with GAAP, this earnings release includes financial measures, including (1) non-GAAP net income and (2) non-GAAP Earnings Per Share (“EPS”), that are considered non-GAAP financial measures as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our core business by excluding non-cash stock compensation charges, non-cash patent amortization charges and excess benefit related non-cash tax expense, that may not be indicative of our recurring core business operating results.  These non-GAAP financial measures also facilitate management’s internal planning and comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and are used by our institutional investors and the analyst community to help them analyze the performance and operational results of our core business.

 Non-GAAP Net income and EPS. We define non-GAAP net income as net income calculated in accordance with GAAP, plus non-cash stock compensation charges, non-cash patent amortization charges and excess benefit related non-cash tax expense.  Non-GAAP EPS is defined as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis, calculated in accordance with GAAP, for the respective reporting period.

Due to the inherent volatility in stock prices, the use of estimates and assumptions in connection with the valuation and expensing of share-based awards and the variety of award types that companies can issue under FASB ASC Topic 718, management believes that providing a non-GAAP financial measure that excludes non-cash stock compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing our management with a critical tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.  Similarly, due to the variability associated with the timing and amount of patent acquisition payments and estimates inherent in the capitalization and amortization of patent acquisition costs, management believes that providing a non-GAAP financial measure that excludes non-cash patent amortization charges allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, and also provides our management with a useful tool for financial and operational decision making and for evaluating our own period-to-period recurring core business operating results.  Lastly, for financial reporting purposes, tax expense is required to be calculated without the excess tax benefit related to the exercise and vesting of equity-based incentive awards, however, the deduction related to the exercise and vesting of equity-based incentive awards is available to offset taxable income on our consolidated tax returns.  Accordingly, the non-cash tax expense calculated without the excess benefit for financial statement purposes is credited to additional paid-in capital, not taxes payable, and does not represent a cash tax obligation.  Management believes that providing a non-GAAP financial measure that excludes excess benefit related non-cash tax expense allows investors to asses our net results and the economic impact of income taxes based largely on cash tax obligations, make more meaningful comparisons between our recurring core business net results and those of other companies, and also provides our management with a useful tool for financial and operational decision making and for evaluating our own period-to-period recurring core business net results.

There are a number of limitations related to the use of non-GAAP net income and EPS versus net income and EPS calculated in accordance with GAAP. For example, non-GAAP net income excludes significant non-cash stock compensation charges, non-cash patent amortization charges and excess benefit related non-cash tax expense that are recurring, and will continue to be recurring for the foreseeable future. In addition, non-cash stock compensation is a critical component of our employee compensation programs and non-cash patent amortization reflects the cost of certain patent portfolio acquisitions, amortized on a straight-line basis over the estimated economic useful life of the respective patent portfolio, and may reflect the acceleration of amortization related to recoupable up-front patent portfolio acquisition costs.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and EPS and evaluating non-GAAP net income and EPS in conjunction with net income and EPS calculated in accordance with GAAP.

The accompanying table provided below provides a reconciliation of the non-GAAP financial measures presented to the most directly comparable financial measures prepared in accordance with GAAP.

A conference call is scheduled for today.  The Acacia Research presentation and Q&A will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial (888) 646-0797 for domestic callers and (706) 758-6764 for international callers, both of whom will need to enter the conference ID 66125760 when prompted. A replay of the audio presentation will be available for 30 days at (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, both of whom will need to enter the Conference ID 66125760 when prompted.

The call is being webcast by CCBN and can be accessed at Acacia’s website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation’s subsidiaries partner with inventors and patent owners, license the patents to corporate users, and share the revenue.  Acacia Research Corporation’s subsidiaries control over 200 patent portfolios, covering technologies used in a wide variety of industries.

Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearchgroup.com and www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our ability to become the licensing partner for companies, and our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the effect of the global economic downturn on technology companies, the  ability to successfully develop licensing programs and attract new business, rapid technological change in relevant  markets, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general  and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The results achieved in the most recent quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research Corporation's financial results will vary, and may vary significantly, from quarter to quarter.  This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur period to period.

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2012	2011

Revenues	$99,040	$61,130

Operating costs and expenses:
Cost of revenues:
Inventor royalties	7,594	13,089
Contingent legal fees	3,748	9,367
Litigation and licensing expenses - patents	3,259	3,534
Amortization of patents	5,126	3,772
Marketing, general and administrative expenses (including non-cash stock compensation expense of $5,090 and $2,901 for the three months ended March 31 2012 and 2011, respectively)	13,698	9,985
Research, consulting and other expenses - business development	1,098	708

Total operating costs and expenses	34,523	40,455

Operating income	64,517	20,675

Total other income	56	29

Income from operations before provision for income taxes	64,573	20,704

Provision for income taxes	(14,747)	(7,148)

Net income including noncontrolling interests in operating subsidiary	49,826	13,556

Net (income) loss attributable to noncontrolling interests in operating subsidiaries	275	(1,203)

Net income attributable to Acacia Research Corporation	$50,101	$12,353

Net income per common share attributable to Acacia Research Corporation:
Basic earnings per share	$1.13	$0.35
Diluted earnings per share	$1.09	$0.34

Weighted average number of shares outstanding, basic	44,367,499	35,182,811
Weighted average number of shares outstanding, diluted	45,771,228	36,448,005

Reconciliation of GAAP Net Income and EPS to Non-GAAP Net Income and EPS
(In thousands, except per share data)
	Three Months Ended March 31,
	2012	2011

GAAP net income	$50,101	$12,353

Non-cash stock compensation	5,090	2,901
Non-cash patent amortization	5,126	3,772
Excess benefit related non-cash tax expense	7,611	-

Non-GAAP net income	$67,928	$19,026

Pro forma non-GAAP net earnings per common share — basic	$1.53	$0.54
Pro forma non-GAAP net earnings per common share — diluted	$1.48	$0.52
GAAP weighted-average shares — basic	44,367,499	35,182,811
GAAP weighted-average shares — diluted	45,771,228	36,448,005

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION, (CONTINUED)
(In thousands)
(Unaudited)

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$315,498	$314,733
Short-term investments	134,185	6,597
Accounts receivable	1,280	2,915
Prepaid expenses and other current assets	2,533	803

Total current assets	453,496	325,048

Property and equipment, net of accumulated depreciation and amortization	212	220
Patents, net of accumulated amortization	171,262	25,188
Goodwill, net of accumulated amortization	36,202	-
Investments - noncurrent	1,956	1,956
Other assets	465	465

	$663,593	$352,877

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$8,336	$6,625
Royalties and contingent legal fees payable	14,095	23,508

Total current liabilities	22,431	30,133

Deferred income taxes	32,363	-
Other liabilities	642	632

Total liabilities	55,436	30,765

Total stockholders' equity	608,157	322,112

	$663,593	$352,877

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION, (CONTINUED)
(In thousands)
(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income including noncontrolling interests in operating subsidiary	$49,826	$13,556
Adjustments to reconcile net income including noncontrolling interests in operating subsidiary to net cash provided by operating activities :
Depreciation and amortization	5,158	3,794
Non-cash stock compensation	5,090	2,901
Change in valuation allowance	(10,237)	-
Other	-	(9)
Changes in assets and liabilities, net of effects from the acquisition of ADAPTIX, Inc:
Accounts receivable	1,635	6,789
Prepaid expenses, deferred fees and other assets	(1,021)	(337)
Accounts payable and accrued expenses	2,621	782
Royalties and contingent legal fees payable	(9,413)	8,976
Deferred tax liability	5,293	-

Net cash provided by operating activities	48,952	36,452

Cash flows from investing activities:
Purchase of property and equipment	(24)	(59)
Purchase of available-for-sale investments	(144,762)	-
Sales and maturities of available-for-sale investments	20,000	35
Purchase of ADAPTIX, Inc., net of cash acquired	(150,000)	-
Patent acquisition costs	(2,100)	(680)

Net cash used in investing activities	(276,886)	(704)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	219,084	175,284
Distributions to noncontrolling interests in operating subsidiary	-	(880)
Contributions from noncontrolling interests in operating subsidiary	1,920	877
Excess tax benefits from stock-based compensation	7,611	23
Proceeds from the exercise of stock options	84	44

Net cash provided by financing activities	228,699	175,348

Increase in cash and cash equivalents	765	211,096

Cash and cash equivalents, beginning	314,733	102,515

Cash and cash equivalents, ending	$315,498	$313,611

Business Highlights and Recent Developments(2)

Business highlights of the first quarter of 2012 and recent developments include the following:

Revenues for the three months ended March 31, 2012 included fees from the following technology licensing and enforcement programs:

•  4G Wireless technology*
•  Audio Communications Fraud Detection technology
•  Camera Support technology
•  Consumer Rewards technology*
•  Data Compression technology
•  DDR SDRAM technology
•  Digital Signal Processing Architecture technology
•  Disk Array Systems & Storage Area Network technology
•  DMT® technology
•  Document Generation technology
•  Impact Instrument technology
•  Improved Anti-Trap Safety Technology for Vehicles technology*
•  Improved Lighting technology
•  Improved Memory Manufacturing technology*
•  Lighting Ballast technology
•  Location Based Services technology

•  Medical Monitoring technology
•  Messaging technology
•  Network Monitoring technology
•  NOR Flash technology
•  Online Auction Guarantee technology
•  Optical Recording technology
•  Pop-up Internet Advertising technology
•  Power-over-Ethernet technology
•  Rule Based Monitoring technology
•  Semiconductor Memory and Process Patents technology*
•  Shape Memory Alloys technology
•  Telematics technology
•  User Programmable Engine Control technology
•  Video Encoding technology
•  Visual Data Evaluation technology
•  Voice-Over-IP technology*

(*) Initial license fees were recorded for these licensing programs in the first quarter of 2012.

•
A subsidiary of Acacia Research Corporation acquired ADAPTIX, Inc., a pioneer in the development of 4G technologies for wireless systems, for $160 million.  ADAPTIX, Inc., which has $10 million in cash, is an award-winning technology company long recognized in the industry as one of the first developers of cutting edge 4G wireless systems. With patents filed as early as 2000, ADAPTIX’s research and development efforts have resulted in one of the world’s most significant intellectual property portfolios focused on 4G technologies. With its rapidly growing portfolio of 230 issued and pending patents in 13 countries, ADAPTIX’s innovations extend across a broad range of 4G technologies including OFDMA and MIMO.

•	ADAPTIX, Inc. entered into Licensing Agreements with Microsoft Corporation and Samsung Electronics Co., Ltd.

•
AdjustaCam LLC entered into settlement agreements with J&R Electronics Inc., CompUSA.com, New CompUSA Corporation, Systemax Inc., Tiger Direct Inc. and Amazon.com Inc.  The agreements resolved patent litigation that was pending in the United States District Court for the Eastern District of Texas.

•
Anti Pinch Solutions LLC entered into a settlement and license agreement with BMW of North America LLC, covering a portfolio of patents that apply to vehicle occupant presence and position sensing systems.

•
Advanced Data Access LLC entered into settlement agreements with Windbond Electronics Corporation and Windbond Electronics Corporation America.  These agreements resolved patent litigation that was pending in the United States District Court for the Eastern District of Texas.

•
Advanced Encoding Solutions LLC entered into a license agreement with Ericsson Television Inc. covering a patent that applies to the encoding of HD and SD MPEG-compressed video.  This agreement resolved the parties’ dispute that was pending in the District Court for the Eastern District of Texas.

•
B.I. Systems LLC entered into settlement and license agreements with QlikTech Inc., Lawson Software Inc. and Actuate Corporation. The agreements resolved patent litigation that was pending in the United States District Court for the Middle District of Florida.  The litigation involved United States Patent No. 5,894,311, which is entitled, “Computer-Based Visual Data Evaluation.”

•
Chalumeau Power Systems LLC entered into license agreements with SMC Networks Inc., D-Link Systems Inc. and D-Link Corp. covering patents generally relating to Power Over Ethernet technology. The agreements resolved litigation that was pending in the United States District Court for the District of Delaware.

•
Compression Technology Solutions LLC entered into settlement agreements with CA, Inc. and International Business Machines Corporation (IBM).  The agreements resolved patent litigation that was pending in the United States District Court for the Eastern District of Missouri.

•
DRAM Memory Technologies LLC entered into settlement agreements with Integrated Silicon Solution Inc. and SK hynix Inc. The settlement agreements resolved litigation that was pending in the Central District of California.

•	EVM Systems LLC entered into a settlement agreement with Abbott Laboratories Inc. and Abbott Vascular Inc., which resolved litigation that was pending in the Eastern District of Texas.

•
Internet Communications Solutions LLC and magicJack VocalTec entered into a Patent License and Settlement Agreement which resolved all disputes between all parties currently pending in the United States District Court for the Eastern District of Texas (Tyler Division), Case No. 6:11cv375.

•
Lambda Optical Solutions LLC entered into a license agreement with Nokia Siemens Networks Oy.  This agreement resolved patent litigation that was pending in the United States District Court for the District of Delaware.

•
Lighting Ballast Control LLC entered into settlement and license agreements with American Ballast Corp. and Robertson Transformer Co. covering patents relating to electronic lighting ballasts.  The agreements resolved litigation that was pending in the United States District Court for the Northern District of Texas.

•
Medical Monitoring and Paging LLC resolved litigation with Philips Electronics North America Corporation and Oridion Capnography Inc. The litigation related to a patent directed to medical monitoring and paging technology.

•
Program Rewards Solutions LLC entered into a license and settlement agreement with Points International Ltd. covering patents directed to an online system for managing and using miles and points from various organizations.  This agreement resolved the matter that was pending in the District Court for the Southern District of New York, 10 Civ. 1561 (RJS).

•	Semiconductor Technologies LLC entered into a settlement agreement with SK hynix Inc. The settlement agreement resolved litigation that was pending in the Central District of California.

•
Smart Memory Solutions LLC entered into a settlement agreement with Windbond Electronics Corporation America.  This agreement resolved patent litigation that was pending in the United States District Court for the District of Delaware.

•
Smooth Impact LLC entered into license agreements with the following companies covering patents directed to impact instrument technology. The agreements resolved the parties’ dispute that was pending in the District Court for the Eastern District of Texas, Case No. 6:10-cv-690.

• •	Easy Strike Co. Ltd., Apex Tool Group LLC, Cooper Tools LLC, Bold Inc., and Test-Rite Products Corp. Lowe's Home Centers Inc.	• Pull’R Holding Company LLC • Stanley Black & Decker Inc.

•
Summit Data Systems LLC entered into settlement agreements with Buffalo Technology (USA) LLC and D-Link Systems Inc.  The agreements resolved patent litigation that was pending in the United States District Court for the District of Delaware.

•
Unified Messaging Solutions LLC and Comerica Incorporated and Comerica Bank entered into a Patent License and Settlement Agreement which resolved all disputes between the parties currently pending in the United States District Court for the Eastern District of Texas (Tyler Division), Case No. 6:11-cv-464.

•
Acacia Research Group LLC and its affiliates continued their patent and patent rights acquisition activities, acquiring a total of 5 new patent portfolios in the first quarter of 2012, including the following:

•	In January 2012, acquired patents relating to catheter ablation technology.
•	In January 2012, acquired patents relating to online user registration technology.
•	In January 2012, acquired rights to patents relating to optical networking technology.
•	In February 2012, acquired over 300 patents from Automotive Technologies International (ATI) relating to numerous automotive safety, navigation and diagnostics technologies.

(1) As used herein, “Acacia Research Corporation,” “we,” “us,” and “our” refer to Acacia Research Corporation and/or its wholly and majority-owned operating subsidiaries.  All intellectual property acquisition, development, licensing and enforcement activities are conducted solely by certain of Acacia Research Corporation’s wholly and majority-owned operating subsidiaries.

(2) Acacia Research Group LLC, ADAPTIX Inc., AdjustaCam LLC, Anti Pinch Solutions LLC, Advanced Data Access LLC,  Advanced Encoding Solutions LLC, B.I. Systems LLC,  Chalumeau Power Systems LLC, Compression Technology Solutions LLC,  DRAM Memory Technologies LLC , EVM Systems LLC , Internal Combustion Solutions LLC , Internet Communications Solutions LLC, Lambda Optical Solutions LLC, Lighting Ballast Control LLC,  Medical Monitoring and Paging LLC,  Optical Memory Storage LLC , Program Rewards Solutions LLC,  Semiconductor Technologies LLC, Smooth Impact LLC,  Summit Data Systems LLC and Unified Messaging Solutions LLC are all wholly owned operating subsidiaries of Acacia Research Corporation.